Exhibit 23.11  -  Consent of Independent Registered Public Accounting Firm


         Consent of Independent Registered Public Accounting Firm
         --------------------------------------------------------


To the Board of Directors
Duska Therapeutics, Inc. and Subsidiary


We consent to the use of our Independent Registered Public Accounting Firm Report dated April 13, 2007, covering the financial statements of Duska Therapeutics, Inc. and Subsidiary for the years ended December 31, 2006 and 2005, and for the period from inception on February 9, 1996 to December 31, 2006, to be included in this Registration Statement on Form S-8 to be filed with the Commission on or about April 30, 2007.


/s/ STONEFIELD JOSEPHSON, INC.
------------------------------
STONEFIELD JOSEPHSON, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
April 30, 2007


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